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FOR IMMEDIATE RELEASE


                   TANOX, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

Houston (July 30, 2001) - Tanox, Inc. (Nasdaq: TNOX) announced today that its Board of Directors has adopted a Rights Plan designed to protect Company stockholders from coercive or unfair takeover techniques. Terms of the Rights Plan provide for a dividend distribution of one Right for each outstanding share of Common Stock to holders of record at the close of business on August 10, 2001. The Rights Plan would be triggered if an acquiring party accumulates 20% or more of the Company's Common Stock and would entitle holders of the Rights to purchase either the Company's stock or shares in an acquiring entity at half of market value. The Company would generally be entitled to redeem the Rights at $0.01 per Right at any time until the tenth day following the time the rights become exercisable. The Rights will expire on August 10, 2011.

Commenting on the Rights Plan, Dr. Nancy T. Chang, Tanox's President and Chief Executive Officer, said, "The adoption of the Rights Plan is a means of safeguarding against abusive takeover tactics and is not in response to any accumulation of shares or hostile takeover attempt. The Board of Directors believes that the Rights Plan represents a sound and reasonable means of safeguarding the interests of the Company's stockholders. The Board of Directors is not aware of any effort of any kind to acquire control of the Company." Dr. Chang said the Rights Plan is similar to those adopted by over 2000 other companies, and that details of the new Rights Plan will be outlined in the Company's Form 8-K filing with the SEC and a letter to be mailed to stockholders.

Tanox, Inc. is a biopharmaceutical company with demonstrated expertise in monoclonal antibody technology. The Company is engaged in the discovery and development of therapeutic monoclonal antibodies designed to address significant unmet medical needs in the areas of asthma, allergy, inflammation and other diseases affecting the human immune system. Xolair, Tanox's most advanced product in development, is an anti-immunoglobulin E, or anti-IgE, antibody which is being developed for allergic asthma, seasonal allergic rhinitis (hay fever) and perennial allergic rhinitis in collaboration with Novartis Pharmaceutical Corporation and Genentech, Inc. Genentech and Novartis are collecting information to respond to the complete response letter received from the U.S. FDA on the marketing application submitted for Xolair for allergic asthma and seasonal allergic rhinitis. The information will also be provided to health authorities in the EU, Switzerland, Australia and New Zealand to support marketing applications filed there.

Statements in this press release about Tanox's products, including Xolair, and their prospects for development and commercialization, other than statements of historical facts, are forward-looking statements and are subject to a number of uncertainties that may cause actual events or results to differ materially from those suggested in the forward-looking statements. Factors that could affect actual events or results include risks associated with obtaining regulatory approval for and market acceptance of Tanox's products, performance by the Company's present and
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future collaboration partners, the outcome of pending litigation, the uncertainty of preclinical and clinical testing results, the Company's limited experience and capability in manufacturing and marketing the Company's products, the Company's ability to enter into future collaborations, competition and technological change, the strength of the Company's patent portfolio, the Company's ability to manage growth and to attract and retain key personnel, the Company's access to additional financings in the future, and existing and future government regulations. Other risks that may affect Tanox include the variability of royalty, license and other revenues, timelines that are subject to change, and the unpredictability of decisions by the FDA and other regulatory agencies, including decisions regarding whether sufficient data and compliance with other requirements exist to support product licensure.

For further information contact:

Gregg B. Sloate - Associate Director of Investor Relations -- 713.578.4181 Isabel M. Cordova, The Trout Group - Investor Relations -- 212.477.9007 x13 Kelly Rose, BMC Communications - Media Relations --212.477.9007 x18